Circuit City Stores, Inc. Reports Second Quarter Results

  Posting Strong Sales and Earnings Growth, Company Updates Fiscal 2007 Outlook

Richmond, Va., September 20, 2006 - Circuit City Stores, Inc. (NYSE:CC) today reported results for the second quarter ended August 31, 2006.

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Statements of Operations Highlights

                                       Three Months Ended August 31                Six Months Ended August 31
                                         2006                2005                  2006                2005
(Dollar amounts in millions                  % of                  % of                % of                 % of
except per share data)                $      Sales        $        Sales          $    Sales       $        Sales
-------------------------------------------------------------------------    --------------------------------------
Net sales.......................   $2,839.2  100.0%   $2,557.1    100.0%     $5,456.2  100.0%    $4,784.9  100.0%
Gross profit....................   $ 675.8    23.8%   $  609.6     23.8%     $1,316.2   24.1%    $1,167.5   24.4%
Selling, general and administrative
    expenses....................   $ 662.8    23.3%   $  608.1     23.8%     $1,302.2   23.9%    $1,191.1   24.9%
Earnings (loss) from continuing
    operations before income taxes $  18.7     0.7%   $    5.9      0.2%     $   26.6    0.5%    $  (13.3)  (0.3)%
Net earnings (loss) from continuing
    operations..................   $  11.4     0.4%   $    3.9      0.2%     $   16.4    0.3%    $   (8.0)  (0.2)%
Net earnings (loss).............   $  10.0     0.4%   $    1.3      0.1%     $   16.4    0.3%    $  (11.8)  (0.2)%
Net earnings (loss) per share from
    continuing operations.......   $  0.07      -     $   0.02       -       $   0.09    -       $ (0.04)     -
Net earnings (loss) per share...   $  0.06      -     $   0.01       -       $   0.09    -       $ (0.06)     -


Balance Sheet Highlights

                                                                         August 31
(Dollar amounts in millions)                                        2006           2005          % Change
--------------------------------------------------------------------------------------------     ------------
Cash, cash equivalents and short-term investments............... $    599.6     $    688.1          (12.9)%
Merchandise inventory........................................... $  1,849.5     $  1,664.9           11.1%
Merchandise payable............................................. $    983.0     $    863.3           13.9%
Long-term debt, including current installments.................. $     55.4     $     23.6          134.5%
Stockholders' equity............................................ $  1,915.3     $  1,906.4            0.5%


Second Quarter Summary
o Net sales grew 11.0 percent, driven by a comparable store sales gain of 8.3 percent. Domestic segment Web-originated sales grew 74 percent over the prior year.
o Gross profit margin was flat compared with last year's result. For the domestic segment, a modest decline in merchandise margin was offset by a margin contribution from net financing.
o SG&A expenses as a percentage of sales declined 44 basis points from the prior year, driven by a 31 basis point improvement in the domestic segment. The domestic segment improvement was driven by leverage of payroll as well as rent and occupancy expenses. The improvement in the international segment SG&A expense-to-sales ratio contributed 13 basis points to the consolidated improvement.
o Earnings from continuing operations before income taxes were 0.7 percent of sales compared with 0.2 percent of sales in the prior year.
o The company reported net earnings from continuing operations of 7 cents per diluted share compared with 2 cents per diluted share in the prior year.

"Thanks to the hard work and focus of Associates throughout the company, we delivered strong growth in net sales, stable gross margins and expense leverage," said Philip J. Schoonover, chairman, president and chief executive officer of Circuit City Stores, Inc. "We are particularly pleased with our results, given the mixed macroeconomic signals and aggressive competitive environment during the quarter.

"In the past, we have discussed our portfolio management framework and how we are building competencies to drive our stake-in-the-ground businesses. We applied our most critical focus to the advanced television category in recent quarters. For the back-to-school season, we put additional resources behind notebook computers and related products as well as digital cameras. We benefited from tighter integration among our store, Circuit City Direct, marketing, merchandising and inventory teams. These teams delivered improved multi-channel operational execution, better-coordinated promotions and compelling services offerings. These combined efforts drove strong sales growth in stake-in-the-ground categories during the back-to-school season.

"As we look into the second half of the fiscal year, our strategic focus will not change. In the home entertainment area, we will take advantage of the higher seasonal demand by enhancing the in-store customer experience through the completion of more than 500 department resets using the lessons learned from our innovation tests; launching our services brand, firedogSM; and ensuring a competitive assortment by adding new home entertainment brands and promotional offerings for our customers. We also will continue to enhance our multi-channel strategy through tighter cross-functional integration."

A summary of results by segment is shown in Table 1.

Sales
For the second quarter ended August 31, 2006, net sales increased 11.0 percent to $2.84 billion from $2.56 billion in the same period last year, with consolidated comparable store sales increasing 8.3 percent from the prior year. A summary of sales results is shown in Table 2.

Domestic Segment Sales
For the second quarter, net sales for the domestic segment increased 11.0 percent to $2.68 billion from $2.41 billion in the same period last year, with comparable store sales increasing 8.9 percent from the prior year. For the quarter, domestic segment Web-originated sales grew 74 percent, and domestic segment services revenues grew 100 percent over the prior year.

During  the  second  quarter,   the  domestic  segment  opened  two  incremental
Superstores.

The percent of sales represented by each major product category for the periods ended August 31, 2006 and 2005, is shown in Table 3.

In the video category, Circuit City produced a low-double-digit comparable store sales increase in the second quarter. Total television comparable store sales increased by double digits, led by strong double-digit comparable store sales growth in flat panel displays. Comparable store sales of digital imaging products and accessories increased by double digits. Growth in the category was partially offset by double-digit declines in comparable store sales of camcorders and DVD hardware.

In the information technology category, Circuit City produced a high-single-digit comparable store sales increase in the second quarter, driven by a single-digit comparable store sales increase in PC hardware. Comparable store sales of notebook computers increased by double digits. Growth in the category was partially offset by single-digit decreases in comparable store sales of printers and monitors and a double-digit decrease in comparable store sales of desktop computers. Comparable store sales of PC services nearly doubled.

In the audio category, Circuit City produced a high-single-digit comparable store sales increase in the second quarter, primarily resulting from double-digit comparable store sales growth in portable digital audio products and portable digital audio accessories. Double-digit comparable store sales growth in mobile audio products reflects growth in navigation products.
Comparable store sales growth in portable and mobile audio products was partially offset by a mid-single-digit comparable store sales decline in home audio products.

In the entertainment category, Circuit City produced a mid-single-digit comparable store sales increase in the second quarter, reflecting a double-digit comparable store sales increase in gaming products and PC software and a mid-single-digit increase in video software, partially offset by a double-digit comparable store sales decrease in music software.

Domestic segment extended warranty net sales were $107.7 million, or 4.0 percent of domestic segment sales, in the second quarter, compared with $97.4 million, or 4.0 percent of domestic segment sales, in the same period last year.

International Segment Sales
For the second quarter, net sales for the international segment increased 10.9 percent to $158.6 million from $143.0 million in the same period last year. The effect of fluctuations in foreign currency exchange rates accounted for approximately 9 percentage points of the international segment's second quarter net sales increase. Comparable store sales decreased 2.1 percent for the quarter in local currency.

Gross Profit
The consolidated gross profit margin was 23.8 percent in the second quarter, unchanged from the same period last fiscal year. Domestic segment gross profit margin was even with the prior year as a modest decline in merchandise margin was offset by a margin contribution from net financing as promotion periods shortened compared with last year.

The international segment's second quarter gross profit margin decline of 81 basis points did not materially impact the consolidated gross profit margin. The decrease resulted primarily from a greater percentage of sales of products in the computer category and margin rate declines in personal electronics and video.

Selling, General and Administrative Expenses
Selling, general and administrative expenses were 23.3 percent of consolidated net sales in the second quarter, compared with 23.8 percent of consolidated net sales in the same period last year. The domestic segment contributed 31 basis points to the 44 basis point decrease in the consolidated expense-to-sales ratio. The domestic segment's improvement primarily reflects leverage of payroll as well as rent and occupancy expenses. These improvements were partially offset by incremental expenses related to investments in information systems, Circuit City Direct and innovation activities.

The international segment contributed 13 basis points to the decrease in the consolidated expense-to-sales ratio, as the segment's SG&A expenses as a percentage of segment sales declined 252 basis points. For the second quarter of fiscal 2006, the international segment's general and administrative expenses included $9.6 million in brand transition expenses.

A summary of selling, general and administrative expenses by category is shown in Table 4.

Net Earnings from Continuing Operations
The fiscal 2007 second quarter net earnings from continuing operations totaled $11.4 million, or 7 cents per share, compared with $3.9 million, or 2 cents per share, for the second quarter of fiscal 2006.

Net Loss from Discontinued Operations
In the second quarter of fiscal 2007, the net loss from discontinued operations totaled $1.3 million, or 1 cent per share, and primarily related to a domestic segment operation that is held for sale. In the second quarter of fiscal 2006, the net loss from discontinued operations totaled $2.5 million, or 1 cent per share, and related to a domestic segment operation that is held for sale and a domestic segment subsidiary, MusicNow, LLC, which was sold in October 2005.

Financial Condition
At August 31, 2006, Circuit City had cash, cash equivalents and short-term investments of $600 million, compared with $688 million at August 31, 2005. The year-over-year change in the cash balance reflects the use of cash to repurchase common stock and purchase property and equipment, partially offset by cash provided by operations.

Merchandise inventory increased 11.1 percent to $1.85 billion from $1.66 billion last year, driven by increases in purchases across many product categories to support increased sales trends and improved customer encountered in-stock positions. Merchandise payable increased 13.9 percent to $983 million from $863 million due primarily to increased purchases. Net-owned inventory increased by $65 million, of which domestic segment net-owned inventory increased by $50 million, compared with the prior year. The increase in net-owned inventory was due to inventory increases to support strong sales trends. The company reaffirms that it expects to reduce fiscal year-end domestic segment net-owned inventory by $50 million to $100 million.

Long-term debt, including current installments, increased to $55 million from $24 million in the previous year due primarily to store-related capital leases.

Capital expenditures, net of landlord reimbursements, for the second quarter totaled $93 million.

Stock Buyback
Circuit City continued to repurchase stock, consistent with the board's $1.2 billion authorization. As of August 31, 2006, the company had repurchased 52.1 million shares under this authorization at a cost of $799.7 million. Of this total, repurchases during the second quarter totaled 2.6 million shares at a cost of $67 million.

Updated Fiscal 2007 Outlook
The company now expects the following in fiscal 2007:
o consolidated net sales growth of 9 percent to 11 percent, up from 7 percent to 11 percent
o domestic segment comparable store sales growth of 7 percent to 9 percent, up from 5 percent to 7 percent
o capital expenditures, net of landlord reimbursements, of approximately $290 million, up from approximately $280 million

The company continues to expect the following in fiscal 2007:
o    depreciation and amortization expense of approximately $180 million
o incremental expenses related to investments in information systems, multi-channel capabilities and innovation activities that will total approximately 100 basis points as a percentage of consolidated sales
o earnings from continuing operations before income taxes (EBT) as a percentage of consolidated sales of 2.0 to 2.4
o reduction in domestic segment net-owned inventory from February 28, 2006, to February 28, 2007, of $50 million to $100 million

The fiscal 2007 outlook, as updated, is based on the following assumptions:
o    a continuation of current competitive and macroeconomic environments
o continued sales growth in key product areas including flat panel televisions, notebook computers, digital imaging and portable digital audio players as well as related accessories and services
o    continued growth in Web-originated sales
o store traffic relatively unchanged from the prior year, an improvement in the sales conversion rate and an increase in the average sales dollars per ticket
o    return to annual profitability in the international segment
o increased sales from domestic segment new store openings, relocations, store refreshes and category resets
o continued improvement in the customer experience that increases the conversion rate
o    improved customer-encountered inventory in-stock levels

Domestic segment Superstore openings and estimates are shown in Table 5. The timing of store openings depends upon a number of factors and can change during the year. The company expects approximately one third of the openings to be in the 20,000 square foot format. The company also plans to remodel two locations, one of which was completed in the first quarter.

Expenses related to domestic segment store relocations, remodeling and store refresh activities are expected to total approximately $30 million. The company expects that the consolidated effective income tax rate applicable to results from continuing operations will be 36.5 percent.

The company's estimate of capital expenditures includes $139 million for relocations, new store construction, store refreshes and category resets. Information systems capital expenditures are expected to total $119 million. Distribution and other capital expenditures are expected to total $21 million. Net capital expenditures of $11 million are anticipated for the international segment.

Conference Call Information
Circuit City will host a conference call for investors at 11:00 a.m. EDT today. Investors in the United States and Canada may access the call at (800) 399-0127. Other investors may access the call at (706) 634-7512. A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com.

A replay of the call will be available by approximately 2:00 p.m. EDT today and will remain available through September 27. Investors in the United States and Canada may access the recording at (800) 642-1687, and other investors may dial
(706) 645-9291. The access code for the replay is 4003007. A replay of the call also will be available on the Circuit City investor information home page.

About Circuit City Stores, Inc.
Circuit City Stores, Inc. is a leading specialty retailer of consumer electronics and related services. At August 31, the domestic segment operated 632 Superstores and five other locations in 158 U.S. media markets. At August 31, the international segment operated through 949 retail stores and dealer outlets in Canada. Circuit City also operates Web sites at www.circuitcity.com, www.thesource.ca and www.firedog.com.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) the effect of pricing and promotional activities of the company's competitors and the company's response to those actions, (2) the possibility of adverse changes in general economic conditions, (3) the company's ability to generate sales and margin growth through expanded service offerings, (4) the company's ability to continue to generate strong sales growth in key product categories and through its direct sales channel, (5) the impact of inventory and supply chain management initiatives on inventory levels and profitability, (6) the impact of initiatives related to upgrading merchandising, marketing and information systems on revenue and margin and the costs associated with these investments,
(7) the company's ability to control and leverage expenses as a percentage of sales, (8) the availability of real estate that meets the company's criteria for new and relocating stores, (9) the cost and timeliness of new store openings and relocations, (10) the company's ability to implement sales and profitability improvements for the international segment, (11) a continued strong product cycle for consumer electronics, and (12) the accuracy of the assumptions underlying the company's projected 2007 results as discussed under "Updated Fiscal 2007 Outlook" in this release. Discussion of additional factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report on Form 10-K for the fiscal year ended February 28, 2006, in the Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2006, and in the company's other SEC filings. A copy of the annual report is available on the company's Web site at http://investor.circuitcity.com.

Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163 Corey Benjamin, Investor Relations, (804) 527-4033
             Jessica Clarke, Investor Relations, (804) 527-4038





                            CIRCUIT CITY STORES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       PERIODS ENDED AUGUST 31 (UNAUDITED)
                  (Amounts in thousands except per share data)

                                                                  Three Months                       Six Months
                                                                  ------------                       ----------
                                                             2006            2005               2006              2005
                                                             ----            ----               ----              ----

NET SALES                                                $  2,839,193    $  2,557,091      $   5,456,166     $   4,784,941
Cost of sales, buying and warehousing                       2,163,354       1,947,449          4,139,950         3,617,407
                                                          ------------    ------------      -------------     -------------

GROSS PROFIT                                                  675,839         609,642          1,316,216         1,167,534

Selling, general and administrative expenses                  662,791         608,099          1,302,159         1,191,107
                                                          ------------    ------------      -------------     -------------

OPERATING INCOME (LOSS)                                        13,048           1,543             14,057           (23,573)

Interest income                                                 5,794           4,602             12,840            10,894

Interest expense                                                  113             215                325               630
                                                          ------------    ------------      -------------     -------------

Earnings (loss) from continuing
    operations before income taxes                             18,729           5,930             26,572           (13,309)

Income tax provision (benefit)                                  7,350           2,065             10,187            (5,291)
                                                          ------------    ------------      -------------     -------------

NET EARNINGS (LOSS) FROM CONTINUING OPERATIONS                 11,379           3,865             16,385            (8,018)

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX                  (1,338)         (2,517)            (1,745)           (3,743)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
    PRINCIPLE, NET OF TAX                                           -               -              1,773                 -
                                                          ------------    ------------      -------------     -------------

NET EARNINGS (LOSS)                                      $     10,041    $      1,348      $      16,413     $     (11,761)
                                                          ============    ============      =============     =============


Weighted average common shares:
      Basic                                                   169,973         179,057            170,514           181,893
                                                          ============    ============      =============     =============

      Diluted                                                 174,659         181,801            175,458           181,893
                                                          ============    ============      =============     =============


EARNINGS (LOSS) PER SHARE:
    Basic:
      Continuing operations                              $       0.07    $       0.02      $        0.10     $       (0.04)
      Discontinued operations                            $      (0.01)   $      (0.01)     $       (0.01)    $       (0.02)
      Cumulative effect of change in accounting principle$          -    $          -      $        0.01     $           -
      Net earnings (loss)                                $       0.06    $       0.01      $        0.10     $       (0.06)


    Diluted:
      Continuing operations                              $       0.07    $       0.02      $        0.09     $       (0.04)
      Discontinued operations                            $      (0.01)   $      (0.01)     $       (0.01)    $       (0.02)
      Cumulative effect of change in accounting principle$          -    $          -      $        0.01     $           -
      Net earnings (loss)                                $       0.06    $       0.01      $        0.09     $       (0.06)







                            CIRCUIT CITY STORES, INC.
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (Amounts in thousands)
                                                                                     August 31
                                                                                     ---------
                                                                          2006                        2005
                                                                     ----------------            ----------------
ASSETS

Current Assets:
Cash and cash equivalents                                          $         296,130           $         387,639
Short-term investments                                                       303,455                     300,484
Accounts receivable, net of allowance for doubtful accounts                  303,085                     184,552
Merchandise inventory                                                      1,849,480                   1,664,854
Deferred income taxes                                                         32,818                      26,121
Income tax receivable                                                          1,685                       7,891
Prepaid expenses and other current assets                                     57,870                      57,606
                                                                     ----------------            ----------------

Total Current Assets                                                       2,844,523                   2,629,147

Property and equipment, net of accumulated depreciation                      884,626                     759,621
Deferred income taxes                                                        101,478                      93,426
Goodwill                                                                     229,055                     224,928
Other intangible assets, net of accumulated amortization                      26,630                      32,547
Other assets                                                                  43,572                      40,238
                                                                     ----------------            ----------------

TOTAL ASSETS                                                       $       4,129,884           $       3,779,907
                                                                     ================            ================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Merchandise payable                                                $         982,980           $         863,345
Expenses payable                                                             288,874                     151,984
Accrued expenses and other current liabilities                               415,587                     399,638
Accrued income taxes                                                           3,050                           -
Short-term debt                                                               31,661                      16,848
Current installments of long-term debt                                         7,178                       1,442
                                                                     ----------------            ----------------

Total Current Liabilities                                                  1,729,330                   1,433,257

Long-term debt, excluding current installments                                48,191                      22,173
Accrued straight-line rent and deferred rent credits                         260,173                     250,442
Accrued lease termination costs                                               72,860                      75,216
Deferred income taxes                                                          2,127                           -
Other liabilities                                                            101,950                      92,417
                                                                     ----------------            ----------------

TOTAL LIABILITIES                                                          2,214,631                   1,873,505
                                                                     ----------------            ----------------

Stockholders' Equity:
Common stock                                                                  86,986                      91,235
Capital in excess of par value                                               402,199                     562,057
Retained earnings                                                          1,374,995                   1,219,559
Accumulated other comprehensive income                                        51,073                      33,551
                                                                     ----------------            ----------------

TOTAL STOCKHOLDERS' EQUITY                                                 1,915,253                   1,906,402
                                                                     ----------------            ----------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $       4,129,884           $       3,779,907
                                                                     ================            ================




Table 1: Segment Performance Summary

Domestic Segment
                                                    Three Months Ended August 31                    Six Months Ended August 31
                                                    2006                  2005                   2006                  2005
                                                           % of                 % of                   % of                  % of
(Dollar amounts in millions)                      $       Sales        $        Sales         $        Sales        $        Sales
-------------------------------------------------------------------------------------     -----------------------------------------
Net sales                                     $2,680.6   100.0%    $2,414.0   100.0%      $5,166.1    100.0%    $4,528.7     100.0%
Gross profit                                  $  619.6    23.1%    $  557.8    23.1%      $1,214.5     23.5%    $1,070.7      23.6%
Selling, general and administrative expenses  $  608.4    22.7%    $  555.4    23.0%      $1,196.0     23.2%    $1,083.6      23.9%
Net earnings (loss) from continuing operations$   10.5     0.4%    $    4.4     0.2%      $   19.8      0.4%    $   (1.5)        -

International Segment
                                                    Three Months Ended August 31                    Six Months Ended August 31
                                                    2006                  2005                    2006                 2005
                                                           % of                 % of                   % of                  % of
(Dollar amounts in millions)                      $       Sales        $        Sales         $        Sales         $       Sales
-------------------------------------------------------------------------------------     ------------------------------------------
Net sales                                     $  158.6   100.0%    $  143.0   100.0%      $  290.0    100.0%    $  256.3     100.0%
Gross profit                                  $   56.2    35.5%    $   51.9    36.3%      $  101.7     35.1%    $   96.9      37.8%
Selling, general and administrative expenses  $   54.4    34.3%    $   52.7    36.8%      $  106.2     36.6%    $  107.5      42.0%
Net earnings (loss) from continuing operations$    0.9     0.6%    $   (0.5)  (0.3)%      $   (3.4)   (1.2)%    $   (6.5)    (2.5)%



Table 2: Sales Summary

                                  Three Months Ended                  Comparable      Six Months Ended                Comparable
                                       August 31         Year-Over-   Store Sales         August 31        Year-Over-  Store Sales
(Dollar amounts in millions)      2006          2005     Year Change   Change(a)       2006         2005   Year Change  Change(a)
---------------------------------------------------------------------------------   ---------------------------------------------
Domestic segment sales          $2,680.6    $2,414.0       11.0%         8.9%       $5,166.1    $4,528.7      14.1%       11.9 %
International segment sales        158.6       143.0       10.9%       (2.1)%          290.0       256.3      13.2%       (0.1)%
                                -----------------------                             ----------------------
Net sales                       $2,839.2    $2,557.1       11.0%        8.3%        $5,456.2     $4,784.9     14.0%       11.3 %
                                =======================                             ======================

(a)A store's sales are included in comparable store sales after the store has been open for a full 12 months. In addition, comparable store sales include Web-originated sales and sales from relocated stores. The calculation of comparable store sales excludes the impact of fluctuations in foreign currency exchange rates.



Table 3: Percent of Domestic Segment Sales by Category(a)

                                                  Three Months Ended               Six Months Ended
                                                     August 31                        August 31
                                                  2006        2005                 2006        2005
------------------------------------------------------------------------      -------------------------
Video                                                 42 %        41 %              43 %         42 %
Information technology                                33          34                31           31
Audio                                                 15          15                16           16
Entertainment                                         10          10                10           11
                                                ------------------------      -------------------------
Total                                                100 %       100 %             100 %        100 %
                                                ========================      =========================

(a) Excludes extended warranty revenue and installation revenue



Table 4: Selling, General and Administrative Expenses

Consolidated
                                          Three Months Ended August 31                           Six Months Ended August 31
                                          2006                    2005                       2006                        2005
                                                 % of                  % of                      % of                      % of
(Dollar amounts in millions)            $         Sales       $          Sales        $           Sales        $            Sales
--------------------------------------------------------------------------------   ------------------------------------------------
Store expenses                       $   567.5   20.0 %    $   520.2    20.3 %     $   1,105.4   20.3 %     $    1,020.4   21.3 %
General and administrative expenses       85.3    3.0           78.9     3.1             173.9    3.2              156.3    3.3
Stock-based compensation expense           6.6    0.2            6.6     0.3              15.3    0.3                9.8    0.2
Remodel expenses                           0.5      -              -       -               0.5      -                  -      -
Relocation expenses                        0.5      -            0.3       -               2.0      -                2.3      -
Pre-opening expenses                       2.4    0.1            2.1     0.1               5.0    0.1                2.3      -
                                     -------------------------------------------   ------------------------------------------------
Total                                $   662.8   23.3 %    $   608.1    23.8 %     $   1,302.2   23.9 %     $    1,191.1   24.9 %
                                     ===========================================   ================================================

Domestic Segment
                                          Three Months Ended August 31                           Six Months Ended August 31
                                        2006                       2005                       2006                    2005
                                                % of                   % of                      % of                      % of
(Dollar amounts in millions)         $         Sales        $          Sales        $           Sales        $            Sales
---------------------------------------------------------------------------------   -----------------------------------------------
Store expenses                       $   524.2   19.6 %     $   484.0    20.1 %     $   1,021.1   19.8 %     $      949.9   21.0 %
General and administrative expenses       74.5    2.8            62.6     2.6             153.3    3.0              119.6    2.6
Stock-based compensation expense           6.4    0.2             6.4     0.3              14.0    0.3                9.5    0.2
Remodel expenses                           0.5      -               -       -               0.5      -                  -      -
Relocation expenses                        0.5      -             0.3       -               2.0      -                2.3    0.1
Pre-opening expenses                       2.4    0.1             2.1     0.1               5.0    0.1                2.3    0.1
                                     --------------------------------------------   -----------------------------------------------
Total                                $   608.4   22.7 %     $   555.4    23.0 %     $   1,196.0   23.2 %     $    1,083.6   23.9 %
                                     ============================================   ===============================================

International Segment
                                          Three Months Ended August 31                        Six Months Ended August 31
                                       2006                       2005                      2006                      2005
                                                % of                    % of                      % of                      % of
(Dollar amounts in millions)         $         Sales         $          Sales        $           Sales        $            Sales
----------------------------------------------------------------------------------   ----------------------------------------------
Store expenses                       $    43.4   27.3 %      $    36.2    25.3 %     $      84.3   29.1 %     $       70.5   27.5 %
General and administrative expenses       10.9    6.9             16.4    11.4              20.6    7.1               36.7   14.3
Stock-based compensation expense           0.2    0.1              0.2     0.1               1.3    0.5                0.4    0.1
                                     ---------------------------------------------   ----------------------------------------------
Total                                $    54.4   34.3 %      $    52.7    36.8 %     $     106.2   36.6 %     $      107.5   42.0 %
                                     =============================================   ===============================================



Table 5: Domestic Segment Superstore Openings(a)

                                         Q1      Q2   Q3         Q4     FY07
-------------------------------------------------------------------------------
Incremental Superstores                   3      2    8         9-10    22-23
Relocated Superstores                     2      0    4          4-6    10-12
                                       ----------------------------------------
Total expected Superstore openings        5      2   12         13-16   32-35
                                       ========================================

(a) First and second quarter openings are actual. On February 28, 2006, the company closed one store in advance of opening a replacement store in the first quarter of fiscal 2007. The replacement store is included in relocations for the first quarter of fiscal 2007.

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